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                                               FILED PURSUANT TO RULE 424(b)(3)
                                               REGISTRATION NO. 333-07615

PROSPECTUS SUPPLEMENT
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(TO PROSPECTUS DATED JANUARY 10, 1997)


                           TELE-COMMUNICATIONS, INC.
           TELE-COMMUNICATIONS, INC. SERIES A TCI GROUP COMMON STOCK
                               ($1.00 PAR VALUE)
                               -----------------

        Knight-Ridder Cablevision, Inc. (the "Selling Stockholder") sold shares of Tele-Communications, Inc.'s Tele-Communications, Inc. Series A TCI Group Common Stock ("TCOMA") on the dates, in the amounts and at the prices set forth below:

        From January 20, 1997 through February 5, 1997, the Selling Stockholder sold 455,000 shares of TCOMA at prices ranging from $12.875 per share to $14.6875 per share.

        All 455,000 shares of TCOMA were sold by the Selling Stockholder to Goldman, Sachs & Co. ("Goldman"), as principal. No commission or other compensation was paid to Goldman in connection with such sales.

        Immediately following the sales described above, the Selling Stockholder owned 15,667,614 shares of TCOMA, which shares represent approximately 2.62% of the shares of TCOMA outstanding as of February 4, 1997.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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          The date of this Prospectus Supplement is February 6, 1997.